Exhibit 99.1

*** FOR IMMEDIATE RELEASE ***

Exult Announces Second Quarter 2003 Results

•	Earnings per diluted share of $0.04, compared to a loss of $0.04 per diluted share in the prior year second quarter.

•	Revenue growth of 21 percent over the prior year second quarter.

•	Gross margins of 10.8 percent for the quarter versus 1.6 percent for the prior year quarter.

IRVINE, Calif., July 24, 2003 – Exult, Inc. (Nasdaq: EXLT), the leading provider of HR-led Business Process Outsourcing (BPO) for Global 500 companies, today reported financial results for the second quarter ended June 30, 2003. Net income for the second quarter of 2003 was $4.6 million, or $0.04 per diluted share, as compared to a net loss of $4.5 million, or $0.04 per diluted share, for the second quarter of 2002. Revenue for the second quarter was $122.5 million, an increase of 21 percent over the prior year quarter and 7 percent over the first quarter of 2003. The Company’s second quarter gross margins were 10.8 percent, an increase of 920 basis points from the prior year quarter and 90 basis points from the first quarter. The operating margin for the quarter was 3.4 percent versus a loss of 5.0 percent for the same quarter in the prior year.

Additional Highlights and Achievements

•	Acquired PricewaterhouseCoopers international BPO operations. Successfully transitioned 550 employees to Exult, and integrated Hong Kong, Singapore, South Shields (UK), Rotterdam and Brazil into the Company’s global operations.

•	Began operations in the Client Service Center in India in May 2003, further expanding Exult’s global capabilities. The new high-tech, low-cost center is on track to employ 300 individuals by the end of 2003.

•	Announced the signing in April 2003, of a CDN$750 million (approximately US$500 million), 10-year contract with BMO Financial Group for comprehensive HR outsourcing services.

•	Announced the signing in May 2003, of two 10-year contracts, totaling $60 million, with Universal Music Group and Vivendi Universal Entertainment to outsource Payroll, Accounts Payable and other related services.

“We are very pleased with our second quarter results and are excited about Exult’s position as the global leader and innovator in HR-led BPO,” said Jim Madden, founder, Chairman and CEO. “During the second quarter, Exult expanded operations into Canada, continental Europe, India, Asia Pacific, and Latin America. We now have eight client processing centers and 50 worldwide offices on four continents to serve Global 500 companies. With the addition of approximately 750 non-US employees during the second quarter, we now have 45 percent of our employees outside of the US. This global footprint and our MultiDeliverySM operational methodology – consisting of multi-process, multi-center, multi-client and BPO MultiShoreSM capabilities – confirm our position as the HR-led BPO company best positioned to serve the Global 500, which we believe will help us to continue to deliver steady revenue growth and consistently improving margins.”

The Company’s second quarter income from operations was $4.1 million, an improvement of $9.2 million from the second quarter of 2002, driven by revenue expansion, strong cost controls and the improved margin from certain maturing contracts, enabled by the company’s ability to lower costs through the utilization of its MultiDeliverySM service model.

The gross margin contribution rate anticipated from the basket of all contracts that have reached operational stability (all outsourcing contracts as of December 31, 2002) is estimated to be 15.6 percent over the contracts’ remaining lives, up from 13.9 percent as of the first quarter 2003. The second quarter of 2003 is Exult’s 5th consecutive quarter of improvement for Exult’s Base Contract Margin, which reflects these contracts.

Revenues increased to $122.5 million in the second quarter of 2003 from $100.9 million in the second quarter of 2002, an increase of 21 percent. This resulted primarily from the progressive transition of service responsibility and scope expansion under management contracts that were executed in 2002 and initial revenue from contracts executed in 2003. The remainder of the growth resulted from recognition of revenue in proportion to costs incurred for those contracts that have reached operational stability, as required pursuant to our proportional cost method of accounting.

Selling, General and Administrative (“SG&A”) expenses for the second quarter of 2003 totaled $9.2 million, or 7.5 percent of revenue, an increase of $2.5 million (0.8 percent of revenue) from the prior year quarter. Adjusting for an accrual reversal of $1.1 million for business optimization costs in the second quarter of 2002 the comparable rates are 7.5 percent of revenue for the second quarter of 2003 and 7.7 percent for the second quarter of 2002.

The Company reported cash and investments totaling $103.7 million as of the end of the second quarter of 2003, as compared to $129.1 million at the end of the first quarter. The decrease in cash, as expected, reflects the acquisition of PricewaterhouseCoopers international BPO operations, the up-front cost associated with new contracts and the continued build out of the India facility. The Company had accounts receivable the equivalent of 47 days sales outstanding as of the end of the second quarter of 2003, up from 23 days in the second quarter of 2002 and 33 days at the end of the first quarter of 2003.

Summary & Business Outlook

“We are proud of our results and accomplishments during the quarter,” said Madden. “Our objective is to continue to expand our leadership in our industry through innovation, breadth and scope of our service capabilities, addition of new Global 500 clients, and an expanded international presence. We continue to be optimistic about the global HR-led BPO marketplace, and Exult’s leadership position. In line with previous guidance, we expect revenue for the calendar year 2003 of $475 million to $495 million and earnings per share of $0.14 to $0.18.”

Conference Call with Management

Jim Madden, founder, Chairman and CEO, and John Adams, Chief Financial Officer, will host a conference call for investors and all interested parties today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

To participate in the call:

•	Please dial (800) 621-5270 for toll-free access in North America

•	Please dial (212) 346-6450 for access internationally

•	When prompted, use confirmation code 21154363

Internet Access: This conference call will also be broadcast live over the Internet and can be accessed by all interested parties from the homepage of Exult’s website at www.exult.net. To listen to the live call, please go to the Exult website and click on the conference call link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

Replay Information & Webcast Archive: For those unable to participate in the call at this time, a telephone replay will be made available beginning on July 24, 2003, at approximately 7:00 p.m. Eastern Time (4:00 p.m. Pacific Time). To access the replay, call (800) 633-8284 or (402) 977-9140 and enter the pass code 21154363 at the prompt. A replay of the call will also be archived on Exult’s website until August 22nd, 2003.

About Exult

Exult, Inc. (Nasdaq: EXLT) is the market leader in HR-led business process outsourcing for Global 500 corporations, with headquarters in Irvine, California and client service centers in North America, South America, Europe, and Asia. Through its proprietary Exult Service Delivery ModelSM, Exult offers comprehensive, scalable process management solutions, designed to manage clients’ Human Resource and related Finance & Accounting and Procurement functions. Exult uses its expertise in HR and F&A functions, process management, MultiDeliverySM shared client service centers, and its myHRSM web-enabled applications to help Global 500 corporations improve productivity, reduce costs, streamline processes and provide superior HR services to their employees. Visit Exult’s web site at www.exult.net.

For further information:

Investor Relations

John A. Adams

Chief Financial Officer

949/856-8841

investor.relations@exult.net

Peter B. Hargittay

Hargittay Group, Inc.

Managing Director, Investor Relations

714/508-6684

peter@hargittaygroup.com

Media Contact:

Alexandra Gallo

Manager, Global Communications

949/856-8638

alexandra.gallo@exult.net

Certain Terms, Including Non-GAAP Financial Measures

The term “cash flow from operations” is equivalent to net cash provided by (used in) operating activities. The term “free cash flow” represents net cash provided by (used in) operating activities less expenditures for fixed asset purchases and direct contract costs, and less expenditures for client contract related intangible assets. Exult provides information on its free cash flow because it believes that this financial measure provides useful information about the effects of its operations on its cash balances.

The term “base contract margin” means the estimated gross margin contribution rate anticipated from the basket of all long-term outsourcing contracts that have reached operational stability (all outsourcing contracts as of December 31, 2002). These contracts represent a subset of Exult’s business. Second quarter base contract margin of 15.6 percent compares to overall second quarter gross margin of 10.8 percent. Exult provides information on base contract margin because it believes that this financial measure provides useful information about the evolution of performance under its long-term outsourcing contracts.

Forward Looking Statement

Statements in this press release or the related conference call referenced herein about the Company’s anticipated performance, including revenue, margin, cash flow, cash balance and profit expectations; development and application of the Company’s Exult Service Delivery ModelSM operational capabilities, including transition and transformation of client processes to the Company’s systems, productivity improvements, and cost savings from strategic initiatives; duration, size, scope and revenue expectations associated with client contracts; and new business are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Exult is still developing its service capabilities and must transition client processes on schedule and transform these processes to reduce delivery cost while meeting contractual service level commitments. Exult must meet performance standards and client contracts permit reduction or early termination under various circumstances. Financial performance targets might not be achieved due to various risks, including slower-than-expected process transitions or business development, or higher-than-expected costs to meet service commitments or sign new contracts. Exult’s cash consumption may exceed expected levels if profitability does not meet expectations, strategic opportunities require cash investments, or growth exceeds current expectations. Frontlog is estimated based upon various assumptions, is subject to change, and is not necessarily indicative of what new business Exult may sign. Income tax liabilities will begin to reduce net income when the Company’s tax loss carryforwards are exhausted or the valuation allowance reversed. More information about Exult’s risks is available in Exult’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings made from time to time with the Securities and Exchange Commission. Special attention is directed to the portions of those documents entitled “Risk Factors.”

EXULT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	December 31, 2002	June 30, 2003
		(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$42,846	$37,032
Short-term investments	85,206	66,632
Accounts receivable, net	28,587	62,853
Prepaid expenses and other current assets	26,350	33,712

Total Current Assets	182,989	200,229
Fixed Assets and Direct Contract Costs, net	54,105	61,586
Intangible Assets, net	37,564	68,272
Other Assets, net	19,738	20,192

Total Assets	$294,396	$350,279

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$17,683	$28,518
Accrued liabilities and other	31,759	66,403
Current portion of long-term obligations	2,862	2,751

Total Current Liabilities	52,304	97,672

Long-Term Obligations, net of current portion	12,794	11,873

Stockholders’ Equity:
Preferred stock	—	—
Common stock	11	11
Additional paid-in capital	424,505	427,971
Deferred compensation	(1,928)	(2,345)
Accumulated other comprehensive income:
Cumulative translation adjustments	1,285	1,765
Unrealized gain on investments	891	297
Accumulated deficit	(195,466)	(186,965)

Total Stockholders’ Equity	229,298	240,734

Total Liabilities and Stockholders’ Equity	$294,396	$350,279

EXULT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(amounts in thousands except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2003	2002	2003
Revenue	$100,864	$122,544	$195,881	$236,680
Cost of Revenue	99,250	109,257	193,117	212,042

Gross profit	1,614	13,287	2,764	24,638
Selling, General and Administrative Expense	6,707	9,179	15,122	17,467

Income (loss) from operations	(5,093)	4,108	(12,358)	7,171
Investment and Interest Income, net	565	481	1,206	1,330

Income (loss) before provision for income taxes	(4,528)	4,589	(11,152)	8,501
Provision for Income Taxes	—	—	—	—

Net income (loss)	$(4,528)	$4,589	$(11,152)	$8,501

Net Income (Loss) per Common Share:
Basic	$(0.04)	$0.04	$(0.11)	$0.08

Diluted	$(0.04)	$0.04	$(0.11)	$0.07

Weighted Average Number of Common Shares Outstanding:
Basic	105,077	106,395	104,836	106,128

Diluted	105,077	115,587	104,836	114,481

EXULT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

(unaudited)

	Six Months Ended June 30,
	2002	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(11,152)	$8,501
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities— Depreciation and amortization	10,121	12,783
Changes in operating assets and liabilities, net of business acquired—
Accounts receivable, net	(5,362)	(29,589)
Prepaid expenses and other current assets	(6,844)	(6,681)
Accounts payable	5,025	9,422
Accrued liabilities and other	(9,729)	28,314

Net cash provided by (used in) operating activities	(17,941)	22,750

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for Fixed Asset Purchases and Direct Contract Costs	(12,589)	(10,657)
Expenditures for Client Contract Related Intangible Assets	(13,600)	(19,139)
Purchase of outsourcing business, net of cash acquired	—	(16,602)
Purchases of Investments	(186,842)	(50,883)
Proceeds from Investments	126,625	68,863
Change in Other Assets	(795)	(518)

Net cash used in investing activities	(87,201)	(28,936)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Issuance of Common Stock	2,727	1,171
Payments on Long-Term Obligations	(89)	(1,032)

Net cash provided by financing activities	2,638	139

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(143)	233

Net Decrease in Cash and Cash Equivalents	(102,647)	(5,814)
Cash and Cash Equivalents, beginning of period	144,357	42,846

Cash and Cash Equivalents, end of period	$41,710	$37,032